Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

THE SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KHOSLA VENTURES ACQUISITION CO.

Khosla Ventures Acquisition Co., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

1. The original certificate of incorporation of the Corporation was filed with the Secretary of State of Delaware on January 15, 2021, the first amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 25, 2021 (as amended and restated, the “First Amended and Restated Certificate of Incorporation”) and the second amended and restated certificate of incorporation was filed with the Secretary of the State of Delaware on March 4, 2021 (as amended and restated, the “Second Amended and Restated Certificate of Incorporation”).

2. The Board of Directors of the Corporation has duly adopted resolutions setting forth amendments to the Second Amended and Restated Certificate of Incorporation (the “Proposed Amendments”), declaring the Proposed Amendments to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholder therefor, which resolutions setting forth the Proposed Amendments are substantially as follows:

RESOLVED, that Section 7.1(b) of Article VII of the Second Amended and Restated Certificate of Incorporation is amended and restated to read in its entirety as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offering, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay franchise and income taxes as well as expenses relating to the administration of the Trust Account, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 33 months from the closing of the Offering or (iii) the redemption of shares in connection with a vote seeking to amend any provisions of this Certificate relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 7.7). Holders of shares of the Common Stock sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Khosla Ventures SPAC Sponsor I, LLC (the “Sponsor”) or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.””

RESOLVED, FURTHER, that Section 7.2(d) of Article VII of the Second Amended and Restated Certificate of Incorporation is amended and restated to read in its entirety as follows:

“(d) In the event that the Corporation has not consummated an initial Business Combination within 33 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes and expenses related to the administration of the Trust Account (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish the rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.”

RESOLVED, FURTHER, that Section 7.7 of Article VII of the Second Amended and Restated Certificate of Incorporation is amended and restated to read in its entirety as follows:

“Additional Redemption Rights. If, in accordance with Section 7.1(a), any amendment is made to this Certificate of Incorporation (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 33 months from the closing of the Offering, or (b) with respect to any other provisions of this Certificate of Incorporation relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes and expenses related to the administration of the Trust Account, divided by the number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.

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3. All other provisions of the Second Amended and Restated Certificate of Incorporation shall remain in full force and effect.

4. That thereafter, said Proposed Amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporate Law of the State of Delaware (the “DGCL”) by written consent of stockholders holding the requisite number of share required by statue given in accordance with and pursuant to Section 228 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this day of June 6, 2023.

/s/ Samir Kaul
Samir Kaul
Chief Executive Officer